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SCHEDULE 14A INFORMATION

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Atlantic Coast Airlines Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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4.	Date Filed: December 2, 2003.

For Immediate Release

Atlantic Coast Airlines Announces New Record Date

to Be Set for Mesa Consent Solicitation

DULLES, VA – December 02, 2003 – Atlantic Coast Airlines Holdings, Inc. (“ACA” or the “Company”) (Nasdaq: ACAI) today announced the cancellation of the October 23, 2003 record date previously set in connection with Mesa’s proposed consent solicitation. A new record date has not been established.

The Company stated that its Board of Directors set the original record date shortly after Mesa filed its preliminary consent solicitation statement with the Securities and Exchange Commission. At the time, the Company did not anticipate that it would take over a month for Mesa to clear its consent solicitation materials with the Securities and Exchange Commission.

ACA currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, ACA announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport. The Company has a fleet of 148 aircraft—including a total of 120 regional jets—and offers over 840 daily departures, serving 84 destinations. ACA employs approximately 4,600 aviation professionals.

The Company has filed with the SEC a preliminary consent revocation statement on Schedule 14A and intends to file its definitive consent revocation statement on Schedule 14A shortly. The definitive consent revocation statement will contain important information about ACA’s position regarding Mesa’s consent solicitation. You are urged to read carefully the definitive consent revocation statement, which you will receive from the Company after it has been filed, before taking any action or making any decision with respect to Mesa’s consent solicitation. You may obtain a copy of the Company’s preliminary consent revocation statement on Schedule 14A, and will be able to obtain a copy of the Company’s definitive consent revocation statement, when filed, free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by ACA free of charge by requesting them in writing from ACA, 45200 Business Court, Dulles, VA 20166, Attention: Director, Corporate Communications.

ACA and certain of its directors and executive officers may be deemed to be participants in the solicitation. A detailed list of the names of ACA’s directors and executive officers is contained in ACA’s preliminary consent revocation statement, which may be obtained without charge at the website maintained by the SEC at www.sec.gov.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about Atlantic Coast Airlines, visit our website at www.atlanticcoast.com.

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Contacts:

Rick Delisi

Director of Corporate Communications

Atlantic Coast Airlines Holdings, Inc.

703-650-6550

Rick.Delisi@atlanticcoast.com

Judith Wilkinson/Dan Katcher

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449 x112/x113

jmw@joelefrank.com/dek@joelefrank.com